Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STEWART INFORMATION SERVICES CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“The total number of shares of all classes of stock which the corporation shall have the authority to issue is 52,500,000 shares, consisting of 51,500,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes as set forth herein.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock are as follows:

(1)           Voting. The Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Each holder of the Common Stock is entitled to one (1) vote for each share held. No holder of the Common Stock shall have the right of cumulative voting at any election of directors.

(2)           Dividends. The holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise.

(3)           Preemptive Rights. No stockholder shall have any preemptive right to subscribe to an additional issue of capital stock of the corporation or to any security convertible into such stock.

(4)           Liquidation. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest.

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No action which requires the vote or consent of stockholders of the corporation may be taken without a meeting and vote of stockholders and the power of stockholders to consent in writing without a meeting to the taking of any action is specifically denied. The Chief Executive Officer or the Secretary shall call a special meeting of stockholders at the request in writing of stockholders owning twenty-five percent (25%) or more of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose of the proposed meeting. The Chief Executive Officer or the Secretary so calling any such special meeting shall fix the time, date and place, either within or without the State of Delaware, for holding such special meeting.”

SECOND: Article SEVENTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“The number of directors which shall constitute the whole Board of Directors shall be set by the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1)           To make, alter or repeal the by-laws of the corporation.

(2)           To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

(3)           To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(4)           By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the Directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(5)           When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, to sell, lease or exchange all or substantially all the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the corporation.”

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, STEWART INFORMATION SERVICES CORPORATION has caused this Certificate to be duly executed in its corporate name this 27th day of April, 2016.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ J. Allen Berryman
Name:	J. Allen Berryman
Title:	Chief Financial Officer, Secretary and Treasurer

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